Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

THIRD QUARTER 2022 SALES AND INCREASED EARNINGS

Eau Claire, Wisconsin (October 28, 2022) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings figures, Maryjo Cohen, President, stated, “Sales during third quarter 2022 were down $17.5 million or 20.1% from those recorded in the prior year’s quarter, chiefly due to reduced Defense shipments from backlog. As in the prior two quarters, the Defense segment’s sales decline reflected ongoing supply chain issues, in particular labor shortages. The combination of reduced sales, a less favorable mix, and reduced efficiencies stemming from labor shortages and other supply chain issues also resulted in a drop in the Defense segment’s comparative operating earnings of $5.8 million or 48.2%. That reduction was more than offset by the comparative quarterly improvement at the Housewares/Small Appliance segment, resulting in an increase in the Company’s net earnings of $4.8 million or 116%. In contrast to the massive operating loss reported during third quarter 2021, the Housewares/Small Appliance segment did return to profitability during the 2022 quarter due in part to price increases and in part to reductions in ocean freight costs from those incurred during the prior year’s quarter. Nonetheless, those costs continued during the quarter at levels that significantly exceeded historical rates. As anticipated, the startup Safety segment once again reported a loss. The Federal Reserve Board’s decision to boost rates from last year’s target of 0 to 0.25% to the current target of 3 to 3.25% increased yields, which in turn resulted in improved comparative portfolio earnings.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety Segment currently consists of three startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first owner-maintained fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that, if not corrected, would cause significant losses. The third is Rely Innovations, Inc., which designs and sells carbon monoxide detectors for residential use.

	THREE MONTHS ENDED
	Oct. 2, 2022	Oct. 3, 2021
Net Sales	$69,683,000	$87,225,000
Net Earnings	$8,927,000	$4,129,000
Net Earnings Per Share	$1.26	$.58
Weighted Shares Outstanding	7,083,000	7,062,000

	NINE MONTHS ENDED
	Oct. 2, 2022	Oct. 3, 2021
Net Sales	$207,575,000	$255,370,000
Net Earnings	$18,526,000	$22,414,000
Net Earnings Per Share	$2.62	$3.18
Weighted Shares Outstanding	7,079,000	7,059,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.